Exhibit 99.1

PRESS RELEASE

Autoliv Announces Annual General

Meeting of Stockholders

(Stockholm, December 17, 2009) — The Board of Directors of Autoliv Inc. (NYSE: ALV and SSE: ALIVsdb) – the worldwide leader in automotive safety systems – today set May 6, 2010, as the date for the Annual General Meeting of Stockholders (AGM).

The AGM will be held in Chicago, IL, USA. Only holders of record at the close of business on March 9, 2010 will be entitled to be present and vote at the AGM. Notice of the AGM will be mailed to the holders of record shortly after the record date.

Inquiries:

Jan Carlson, President and CEO, Tel. +46-8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 36,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2008 amounted to US $6.5 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIVsdb). For more information about Autoliv, please visit our company website at www.autoliv.com.